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                                  EXHIBIT 11.1
                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                          QUARTER ENDED MARCH 31, 2003


Net income                                                         $136,392
                                                                   ========


Average shares outstanding                                          565,833

Basic earnings per share                                              $0.24
                                                                      =====


Average shares outstanding                                          565,833

Dilutive average shares outstanding under
  warrants and options                                              258,284

Exercise price                                                       $10.00

Assumed proceeds on exercise                                     $2,582,840

Average market value                                                 $11.63

Less:  Treasury stock purchased with assumed proceeds
       from exercise of warrants and options                        222,027

Adjusted average shares - diluted                                   602,090

Diluted earnings per share                                            $0.23
                                                                      =====
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     The stock of the Company is not traded on any public exchange.  The average market value is derived from trades with one broker. Private sales may occur where management of the Company is unaware of the sales price.


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